EXHIBIT 10.16

EMPLOYMENT AGREEMENT

THIS AGREEMENT (the "Agreement"), dated as of June 21, 2003, is by and between Aspen Insurance U.S. Services Inc., a Delaware corporation, (the "Company"), and Peter Coghlan (the "Executive").

WITNESSETH THAT

WHEREAS, the Executive and the Company wish to enter into a written agreement setting forth the terms and conditions of the Executive's employment with the Company; and

WHEREAS, this Agreement is the entire agreement between the parties concerning the subject matter hereof and supersedes all prior agreements concerning the same subject.

NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the Company and the Executive hereby agree as follows:

1.	Term.

(a) Term of Employment.    (i) The Company shall employ the Executive, and the Executive shall serve the Company, on the terms and subject to the conditions set forth in this Agreement, commencing on June 21, 2003 (the "Effective Date") and, unless sooner terminated pursuant to paragraph 4, continuing until the date that is the two-year anniversary of the Effective Date or such later date as provided in subparagraph (ii) of this subparagraph 1(a) (the "Term of Employment").

(ii) The Term of Employment shall be extended automatically for one additional year on the last day before the first annual anniversary of the Effective Date and for one additional year on each annual anniversary thereafter unless and until either party gives written notice not to extend this Agreement prior to 12 months before such extension would be effectuated.

(b) Term of the Agreement.    This Agreement shall become effective on the Effective Date and shall continue in effect throughout the Term of Employment; provided, however, the restrictive covenants contained in paragraph 9 of this Agreement and, as applicable, the Company's and the Executive's obligations under the other provisions of this Agreement shall survive the Term of Employment and shall continue in effect through the periods provided therein and/or until the Company's and/or the Executive's obligations, as applicable, thereunder are satisfied.

2.	Position and Duties.

(a) Positions, Duties, and Responsibilities.    The Executive shall serve as the President and Chief Executive Officer of the Company with such duties and responsibilities as are customarily assigned to the Chief Executive Officer, and such other duties and responsibilities not inconsistent therewith as may from time to time be assigned to him by the Chief Executive Officer ("CEO") of Aspen Insurance Holdings Limited ("Aspen Insurance"). The Executive shall report to the CEO or such other senior executive officer of Aspen Insurance as may be designated by the CEO. If requested by the CEO, the Executive shall also serve, with no additional compensation, on the board of directors of the Company (the "Board"). The Executive agrees to resign from the Board, if applicable, and from the boards of any affiliate, as applicable, upon termination of employment with the Company upon written request of the CEO.

(b) Time and Attention.    Excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive shall devote substantially all of his attention and time during normal working hours to the business and affairs of the Company and its affiliates. It shall not be considered a violation of the foregoing, however, for the Executive to (i) serve on boards and committees of, and otherwise participate in, corporate, industry, educational, religious, civic, or charitable activities or (ii) make and attend to passive personal investments in such form as will not require any material time or attention to the operations thereof during normal working time and will not violate the provisions of paragraph 9 hereof, so long as such activities in clauses (i) and (ii) do not materially interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement or violate paragraph 9 of this Agreement.

(c) Office.    The Company shall provide the Executive with a private office at the headquarters office of the Company reasonably appropriate to his status as President of the Company and shall provide the Executive with all office services, including secretarial and clerical services, and office equipment that are reasonably necessary and appropriate to facilitate the performance of the Executive's duties and responsibilities hereunder.

(d) Location.    The Executive's principal place of employment shall be at the headquarters office of the Company in the Boston, Massachusetts metropolitan area (such metropolitan area not to exceed 50 miles from Boston, Massachusetts) or such other location as the Company and the Executive mutually designate. The Executive shall travel as reasonably necessary for the performance of his duties.

3.    Compensation.    Except as otherwise expressly set forth below, the Executive's compensation shall be determined by, and in the sole discretion of, the Board.

(a) Annual Base Salary.    The Executive shall receive an annual base salary of not less than $400,000 during the Term of Employment (the annual base salary in effect from time to time, "Annual Base Salary"). The Annual Base Salary shall be payable in accordance with the Company's regular payroll practice for its senior officers, as in effect from time to time. The Annual Base Salary shall be reviewed from time to time, but not less frequently than annually, and, in the sole discretion of the Board, may be adjusted but not decreased below the amount set forth in the first sentence of this subparagraph 3(a). To the extent Annual Base Salary is adjusted, then such adjusted salary shall be the Executive's Annual Base Salary for all purposes of this Agreement.

(b) Annual Bonus Plan.    The Company shall establish an annual bonus plan pursuant to which the Executive will be eligible to receive awards based on the Company's performance (the "Annual Bonus"). The target level of award under the annual bonus plan for the Annual Bonus shall be valued at 65% assuming the Company achieves a 20% return on equity, it being understood that actual benefits will be paid based on actual performance, and, thus, the actual benefits would be a range of 0% to a percentage higher than the target. An outline of the proposed terms of the bonus plan is attached hereto as Exhibit A.

(c) Stock Options.    As promptly as practicable following the adoption by Aspen Insurance of a share incentive plan (the "Share Incentive Plan"), and subject to approval of the grant by the Compensation Committee of Aspen Insurance, the Executive shall be granted an option to purchase 8,000 ordinary shares of Aspen Insurance pursuant to the Share Incentive Plan as the same may be amended from time to time. All other terms and conditions shall be provided in the Share Incentive Plan and the award agreement.

(d) Employee Benefits; Fringe Benefits.    In addition to the foregoing, during the Term of Employment,

(i) to the extent not duplicative of the specific benefits provided herein, the Executive shall be eligible to participate in all incentive compensation, retirement, supplemental retirement, and deferred compensation plans, policies and arrangements that are provided generally to other senior officers of the Company at a level (in terms of the amount and types of benefits and incentive compensation that the Executive has the opportunity to receive and the terms thereof) determined in the sole discretion of the Board;

(ii) the Company shall establish a supplemental executive retirement plan for the benefit of the Executive;

(iii) the Executive and, as applicable, the Executive's covered dependents shall be eligible to participate in all of the Company's health and welfare benefit plans (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended);

(iv) the Executive shall be entitled to receive fringe benefits and to participate in all employee benefit plans provided for senior executives of the Company, and shall be entitled to avail himself of paid holidays, as determined from time to time by the Company.

(e) Vacation.    The Executive shall be entitled to not less than four weeks of paid vacation per calendar year. Vacation days not used within the year shall be either carried forward to subsequent years or paid out in cash, as determined by the Company. The maximum accrual of vacation shall be two weeks.

(f) Expenses.    The Executive shall be reimbursed by the Company for reasonable business expenses actually incurred in rendering to the Company the services provided for hereunder, payable in accordance with customary Company practice, after the Executive presents written expense statements or such other supporting information as the Company may customarily require of its executives for reimbursement of such expenses.

4.	Termination of Employment.

(a) Death or Disability.    The Term of Employment shall terminate upon the Executive's death. The Company shall be entitled to terminate the Executive's employment and, accordingly, the Term of Employment, because of the Executive's Disability. For purposes of this Agreement, the Executive shall be deemed to have a Disability if the Executive is entitled to long-term disability benefits under the Company's long-term disability plan or policy, as the case may be, as in effect on the Date of Termination (as that term is defined in subparagraph 4(d)(ii) below).

(b) By the Company.

(i) The Company may terminate the Executive's employment and, accordingly, the Term of Employment, without Cause by delivering to the Executive written Notice of Termination (as that term is defined in subparagraph 4(d)(i) below), or for Cause by delivering to the Executive not less than 30 days prior written Notice of Termination and by affording the Executive the due process rights set forth in subparagraph 4(b)(iii) below.

(ii) For purposes of this Agreement, "Cause" means: (A) the failure by the Executive to perform substantially his duties as an employee of the Company or any of its affiliates after reasonable notice to the Executive of such failure; (B) the Executive's willful misconduct that is materially injurious to the Company or any of its affiliates; (C) the Executive's having been convicted of, or entered a plea of nolo contendere to, a crime that constitutes a felony; or (D) the breach by the Executive of any written covenant or agreement with the Company or any of its affiliates not to disclose any information pertaining to the Company or any of its affiliates or not to compete or otherwise interfere with the Company or any of its affiliates. No act or failure to act directly related to Company action or inaction that constitutes Good Reason (as defined below) shall constitute Cause under this Agreement.

(iii) The Executive's termination for Cause shall be effective when and if a resolution is duly adopted by an affirmative vote of the entire Board (less the Executive), stating that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in the Notice of Termination (as that term is defined in subparagraph 4(d)(i) below), and such conduct constitutes Cause under this Agreement; provided, however, that the Executive shall have been given the opportunity (A) to cure any act or omission that constitutes Cause if capable of cure and (B), together with counsel, during the 30-day period following the receipt by the Executive of the Notice of Termination and prior to the adoption of the Board's resolution, to be heard by the Board.

(c) By the Executive.

(i) The Executive may terminate his employment and, accordingly, the Term of Employment, for Good Reason; provided, however, that the Executive must give at least 30 days prior written Notice of Termination (as that term is defined in subparagraph 4(d)(i) below).

(ii) For purposes of this Agreement, the term "Good Reason" means the occurrence (without the Executive's express written consent) of any of the following acts or failures to act by the Company:

(A) any reduction in the Executive's Annual Base Salary;

(B) the material breach by the Company of any of its obligations under this Agreement; or

(C) the failure of the Company to obtain the assumption of this Agreement as contemplated in subparagraph 12(b) hereof.

The Executive's continued employment shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder; provided, however, that no such event described above shall constitute Good Reason unless the Executive has given a Notice of Termination (as that term in subparagraph 4(d)(i) below) to the Company specifying the condition or event relied upon for such termination within 90 days from the Executive's actual knowledge of the occurrence of such event and, if capable of cure, the Company has failed to cure the condition or event constituting Good Reason within the 30 day period following receipt of the Executive's Notice of Termination.

(d) Termination Procedures.

(i) Notice of Termination.    Any purported termination of the Executive's employment (other than by reason of death) shall be communicated by written Notice of Termination from one party hereto to the other party hereto in accordance with the notice provisions contained in subparagraph 14(b) hereof. For purposes of this Agreement, a "Notice of Termination" shall mean a notice that indicates the specific termination provision in this Agreement relied upon and sets forth in reasonable detail the facts and circumstances then known to the Company claimed to provide a basis for termination of employment under the provision so indicated.

(ii) Date of Termination.    For purposes of this Agreement, "Date of Termination" shall mean the date specified in the Notice of Termination (but in no event shall such date be earlier than the 30th day following the date the Notice of Termination is given) or the date of the Executive's death.

(iii) No Waiver.    The failure to set forth any fact or circumstance in a Notice of Termination, which fact or circumstance was not known to the Company at the time such Notice of Termination was given, shall not constitute a waiver of the right to assert such fact or circumstance in an attempt to enforce any right under or provision of this Agreement.

5.	Obligations of the Company upon Termination.

(a) Post-Employment Benefits.    If the Executive's employment is terminated by the Company for any reason other than Cause, death or Disability, or the Executive terminates his employment for Good Reason:

(i) the Company shall pay or provide to the Executive, no later than twenty business days after the normal payment date for each, the Accrued Obligations (as that term is defined in subparagraph 5(b) below);

(ii) the Company shall pay to the Executive, no later than twenty business days after the normal payment date, a prorated Annual Bonus based on the actual Annual Bonus earned for the year in which the Date of Termination occurs, prorated based on the fraction of the year the Executive was employed;

(iii) the Company shall pay to the Executive, within five business days, a lump sum equal to the Executive's Annual Base Salary (at the same level that was being paid to the Executive on the Date of Termination (disregarding any reduction in Annual Base Salary that constitutes Good Reason hereunder)); provided that if the Date of Termination occurs prior to the first anniversary of the Effective Date, the Company shall also pay to the Executive an additional lump sum equal to the prorated portion of the Executive's Annual Base Salary (at the same level that was being paid to the Executive on the Date of Termination (disregarding any reduction in Annual Base Salary that constitutes Good Reason hereunder)) for the period beginning on the Date of Termination and ending on the day immediately preceding the first anniversary of the Effective Date.

(b) Termination by the Company for Cause.    If the Executive's employment is terminated by the Company for Cause, the Company shall pay to the Executive in cash within twenty business days after the normal payment date for each the following amounts (the "Accrued Obligations"): (i) any portion of the Executive's earned but unpaid Annual Base Salary and earned but unpaid prior year Annual Bonus; (ii) a payment reflecting accrued but unused vacation days; and (iii) any unreimbursed business expenses under subparagraph 3(g).

(c) Termination due to death or Disability.    If the Executive's employment is terminated due to death or Disability, the Company shall pay to the Executive (or to the Executive's estate or personal representative, in the case of the Executive's death) in cash (i) within twenty business days after the normal payment date for each Accrued Obligation (as defined above) and (ii) no later than twenty business days after the normal payment date for a prorated Annual Bonus based on the actual Annual Bonus earned for the year in which the Date of Termination occurs, prorated based on the fraction of the year the Executive was employed. After making such payment(s), the Company shall have no further obligations under this Agreement.

6.    Release.    Notwithstanding any provision herein to the contrary, the Company will require that, prior to payment of any amount or provision of any benefit under paragraph 5 of this Agreement (other than due to the Executive's death), the Executive shall have executed a complete release of the Company and its affiliates and related parties in such form as is reasonably required by the Company, and any waiting periods contained in such release shall have expired; and, as a condition of such release being effective, the Company shall execute a reciprocal release in the same form and substance as required from the Executive.

7.    Non-Exclusivity of Rights.    Except as otherwise provided in this Agreement, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies for which the Executive may qualify (other than severance policies). Vested benefits and other amounts that the Executive is otherwise entitled to receive under any other plan, program, policy, or practice of, or any contract or agreement with, the Company or any of its affiliated companies on or after the Date of Termination shall be payable in accordance with the terms of each such plan, program, policy, practice, contract, or agreement, as the case may be, except as expressly modified by this Agreement.

8.    Full Settlement.    In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by the Executive as the result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to the Company, or otherwise.

9.	Non-Competition; Confidential Information; and Non-Solicitation.

(a) Non-Competition.    During the Term of Employment and if the Executive's employment is terminated by the Company for Cause or the Executive terminates his employment for a reason other than Good Reason, during the period beginning on the Date of Termination and ending 12 months thereafter, the Executive shall not, without the prior written consent of the Company, as a shareholder, officer, director, partner, consultant, employee or otherwise, engage in any business or enterprise which is "in competition" with the Company, its affiliates, or their successors or assigns (such entities collectively referred to hereinafter in this paragraph 9 as the "Company"); provided, however, that the Executive's ownership of less than five percent of the issued and outstanding voting securities of a publicly traded company shall not, in and of itself, be deemed to constitute such competition. A business or enterprise is deemed to be "in competition" if it is engaged, in any of the geographical regions in which the Company conducts substantial business on the Date of Termination, in any business in which the Company either (A) is engaged in as of the Date of Termination or (B) as of the Date of Termination, contemplates engaging in within 12 months following the Date of Termination.

(b) Confidential Information.    The Executive shall hold in a fiduciary capacity for the benefit of the Company all secret or confidential information, knowledge, trade secrets, methods, know-how or data relating to the Company and its businesses or acquisition prospects that the Executive obtained or obtains during the Executive's employment by the Company and that is not and does not become generally known to the public (other than as a result of the Executive's violation of this paragraph 9) ("Confidential Information"). Except as may be required and appropriate in connection with carrying out his duties under this Agreement, the Executive shall not communicate, divulge, or disseminate any material Confidential Information at any time during or after the Executive's employment with the Company, except with the prior written consent of the Company or as otherwise required by law or legal process; provided, however, that if so required, the Executive will provide the Company with reasonable notice to contest such disclosure.

(c) Non-Solicitation of Employees.    The Executive recognizes that he may possess confidential information about other employees of the Company relating to their education, experience, skills, abilities, compensation and benefits, and inter-personal relationships with suppliers to and customers of the Company. The Executive recognizes that the information he will possess about these other employees may not be generally known, may be of substantial value to the Company in developing its respective businesses and in securing and retaining customers, and may be acquired by him because of his business position with the Company. The Executive agrees that, during the period beginning on the Date of Termination and ending 12 months thereafter, he will not, directly or indirectly, initiate any action to solicit or recruit anyone who is then an employee of the Company for the purpose of being employed by him or by any business, individual, partnership, firm, corporation or other entity on whose behalf he is acting as an agent, representative or employee and that he will not convey any such confidential information or trade secrets about other employees of the Company to any other person except within the scope of Executive's duties hereunder.

(d) Non-Interference with Customers.    The Executive agrees that, during the period beginning on the Date of Termination and ending 12 months thereafter, he will not interfere with any business relationship between the Company and any of its customers.

(e) Remedies; Severability.

(i) The Executive acknowledges that if the Executive shall breach or threaten to breach any provision of subparagraphs 9(a) through (d), the damages to the Company may be substantial, although difficult to ascertain, and money damages will not afford the Company an adequate remedy. Therefore, if the provisions of subparagraphs 9(a) through (d) are violated, in whole or in part, the Company shall be entitled to specific performance and injunctive relief, without prejudice to other remedies the Company may have at law or in equity.

(ii) If any term or provision of this paragraph 9, or the application thereof to any person or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this paragraph 9, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby, and each term and provision of this paragraph 9 shall be valid and enforceable to the fullest extent permitted by law. Moreover, if a court of competent jurisdiction deems any provision hereof to be too broad in time, scope, or area, it is expressly agreed that such provision shall be reformed to the maximum degree that would not render it unenforceable.

10.    Attorneys' Fees.    The Company and the Executive each shall pay their own legal fees, court costs, litigation expenses and/or arbitration expenses (as applicable) ("Dispute Expenses") by each such party during the course of any litigation or arbitration regarding the validity or enforceability of or liability under or otherwise involving, any provision of this Agreement; provided that the prevailing party in any such litigation or arbitration shall be paid by the other party the reasonable Dispute Expenses incurred by such prevailing party. For purposes of determining which party is the prevailing party, the determination of the trier-of-fact in such arbitration or litigation shall be binding on all parties.

11.    Indemnification.    The Executive shall be indemnified by the Company for actions taken in his position as an officer, director, employee and agent of the Company to the greatest extent as permitted by applicable law. The Executive shall also be covered as an insured by a liability insurance policy secured by and maintained by the Company covering acts of officers and members of the Board.

12.    Successors.

(a) Assignment of Agreement.    This Agreement is personal to the Executive and, without the prior written consent of the Company, shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b) Successors of the Company.    No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as herein before defined and any successor that executes and delivers the agreement provided for in this paragraph 12 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

13.    Arbitration.    Except for matters covered under paragraph 9, in the event of any dispute or difference between the Company and the Executive with respect to the subject matter of this Agreement and the enforcement of rights hereunder, either the Executive or the Company may, by written notice to the other, require such dispute or difference to be submitted to arbitration. The arbitrator or arbitrators shall be selected by agreement of the parties or, if they cannot agree on an arbitrator or arbitrators within 30 days after the date arbitration is required by either party, then the arbitrator or arbitrators shall be selected by the American Arbitration Association (the "AAA") upon the application of the Executive or the Company. The determination reached in such arbitration shall be final and binding on both parties without any right of appeal or further dispute. Execution of the determination by such arbitrator may be sought in any court of competent jurisdiction. The arbitrators shall not be bound by judicial formalities and may abstain from following the strict rules of evidence and shall interpret this Agreement as an honorable engagement and not merely as a legal obligation. Unless otherwise agreed by the parties, any such arbitration shall take place in Boston, Massachusetts.

14.    Miscellaneous.

(a) Governing Law and Captions.    This Agreement shall be governed by, and construed in accordance with, the laws of Massachusetts without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.

(b) Notices.    All notices and other communications under this Agreement shall be in writing and shall be given by hand delivery or by facsimile (provided confirmation of receipt of such facsimile is received) to the other party or by registered or certified mail, return receipt requested, postage prepaid, or by Federal Express or other nationally-recognized overnight courier that requires signatures of recipients upon delivery and provides tracking services, addressed as follows:

If to the Executive:

Peter Coghlan
82 West Ford Farm Road
Duxbury, MA 02322

With a copy to:

David A. Bakst, Esq.
Morrison, Mahoney & Miller, LLP
250 Summer Street
Boston, MA 02210

If to the Company:

Board of Directors
c/o the Company's principal office

With a copy to:

Michael Groll, Esq.
LeBoeuf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street
New York, New York 10019

or to such other address as either party furnishes to the other in writing in accordance with this subparagraph 14(b). Notices and communications shall be effective when actually received by the addressee.

(c) Amendment.    This Agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(d) Severability.    The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement. If any provision of this Agreement shall be held invalid or unenforceable in part, the remaining portion of such provision, together with all other provisions of this Agreement, shall remain valid and enforceable and continue in full force and effect to the fullest extent consistent with law.

(e) Withholding.    Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all federal, state, local, and foreign taxes that are required to be withheld by applicable laws or regulations. All cash amounts required to be paid hereunder shall be paid in United States dollars. Except as otherwise specifically provided herein, the Executive shall be responsible for all federal, state and local taxes on all compensation and benefits provided hereunder.

(f) Waiver.    The Executive's or the Company's failure to insist upon strict compliance with any provision of, or to assert any right under, this Agreement (including, without limitation, the right of the Executive to terminate employment for Good Reason) shall not be deemed to be a waiver of such provision or right or of any other provision of or right under this Agreement.

(g) Entire Understanding.    The Executive and the Company acknowledge that this Agreement supersedes and terminates any other severance and employment agreements between the Executive and the Company or any Company affiliates. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and said counterparts shall constitute but one and the same instrument.

(h) Rights and Benefits Unsecured.    The rights and benefits of the Executive under this Agreement may not be anticipated, assigned, alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process except as required by law. Any attempts by the Executive to anticipate, alienate, assign, sell, transfer, pledge or encumber the same shall be void. Payments hereunder shall not be considered assets of the Executive in the event of insolvency or bankruptcy.

(i) Noncontravention.    The Company represents that the Company is not prevented from entering into, or performing this Agreement by the terms of any law, order, rule or regulation, its by-laws or declaration of trust, or any agreement to which it is a party, other than which would not have a material adverse effect on the Company's ability to enter into or perform this Agreement.

(j) Paragraph and Subparagraph Headings.    The paragraph and subparagraph headings in this Agreement are for convenience of reference only; they form no part of this Agreement and shall not affect its interpretation.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization of the Board, the Company has caused this Agreement to be executed, all as of the day and year first above written.

ASPEN INSURANCE U.S. SERVICES INC.
By: /s/ JULIAN CUSACK

EXECUTIVE
/s/ Peter Coglan

Peter Coghlan